January 26, 1999
                                                   Thomas R. Todd, Jr., Esq.
                                                   P.O. Box 88519
                                                   Atlanta, Georgia 30356

Internet Stock Market Resources, Inc.
405 Central Avenue
102 Lobby Level
St. Petersburg, Florida 33701

Dear Members of the Board of Directors:

    You have asked me to provide you my legal opinion with regard to certain matters concerning the following described securities of Internet Stock Market Resources, Inc. (the "Company"), which securities are the subject of a Form SB-2 Registration Statement, as that document is amended by Amendment 1 thereto (the "Registration Statement") filed with the Securities and Exchnage Commission by the Company in electronic form on or about December 3, 1999 for the purpose of registering such securities under the Securities Act of 1933:

          Eight Hundred Thirty Three Thousand Three Hundred Thirty Three (833,333) Units (hereinafter referred to as the "Units") each unit consisting of four (4) shares of common stock and one (1) share of Class A Preferred Stock.

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    In rendering this opinion, I have examined certain corporate records of the Company, including the Company's Articles of Incorporation and amendments thereto, the By-laws, the minutes of meetings of the board of directors and shareholders, the Registration Statement, and such other documents and records as furnished to me by officers of the Company, originals or photocopies, certified or otherwise identified to my satisfaction, and certificates of public officials, as I deemed relevant and appropriate. I have also relied upon the representations made to me by the Company's officers and directors.

    Based upon the foregoing, my opinion is as follows:

    1. The Company is duly and validly organized and is validly existing and in good standing under the laws of the State of Delaware, as evidenced by a certificate of the Corporations Division of the State of Delaware.

    2. The Units, when sold and issued in accordance with the Registration Statement and the final prospectus thereunder, and for the consideration therein referred to, will be legally issued, fully paid and non-assessable.

    This opinion letter speaks of the date hereof and there is no obligation on my part to update this opinion letter even though matters which subsequently occur may affect my analysis or conclusions in this opinion letter.

    I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to statements made therein regarding my office and the use of my name under the heading of "Legal Matters" in the prospectus constituting a part of such Registration Statement.

                                                      Very truly yours,
                                                      /s/ Thomas R. Todd, Jr.
                                                      -----------------------
                                                      Thomas R. Todd, Jr